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                                                                    EXHIBIT 99.1

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                                                             Media Contact
                                                              Diane Bazelides
                                                              (713) 345-5209

                                                             Analyst Contact
                                                              Elizabeth Ivers
                                                              (713) 646-9531

AZURIX CORP. RECEIVES PROPOSAL FROM ENRON CORP.
TO FINANCE AZURIX PUBLIC SHARE BUY-OUT

FOR IMMEDIATE RELEASE:  Friday, October 27, 2000

         HOUSTON - Azurix Corp. announced today that its Board of Directors has received a proposal from Enron Corp. to provide funding to take Azurix private at a buy-out price of $7.00 per share. The specific structure of the proposal has yet to be determined. Azurix is filing today a copy of the proposal with the U.S. Securities and Exchange Commission as an exhibit to a Form 8-K.

         Azurix Corp. (www.azurix.com) is a global water company that owns, operates and manages water and wastewater assets, provides water and wastewater related services, and develops and manages water resources. Azurix offers e-business solutions in the areas of procurement, engineering and design, water supply and storage and billing and collections. Azurix is listed on the Russell 2000 U.S. equity index. Its stock is traded on the NYSE under the ticker symbol, "AZX."

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Azurix believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things whether a transaction ultimately will be negotiated with Enron Corp. that is acceptable to Azurix's board of directors and shareholders, the specific terms to be proposed by Enron Corp., and the advice Azurix's board of directors receives from investment bankers and other advisers. No assurance can be given that a transaction will be concluded and, if so, what the final terms of that transaction would be.